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                                  EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS


          We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3) and the related Prospectus of Eaton Corporation for the registration of 172,489 Common Shares issued in connection with the merger of Cutler-Hammer IDT, Inc. with and into IDT Acquisition Corporation, a wholly-owned subsidiary of Eaton Corporation, and to the incorporation by reference therein of our report dated January 20, 1997, with respect to the consolidated financial statements of Eaton
Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


Cleveland, Ohio
January 29, 1998